Exhibit 5.1

WIGGIN AND DANA LLP

281 Tresser Boulevard

Stamford, CT 06901

203-363-7600 (Phone)

203-363-7676 (Fax)

June 30, 2020

Hudson Technologies, Inc.

P.O. Box 1541

One Blue Hill Plaza

Pearl River, New York 10965

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of Hudson Technologies, Inc. (the “Company”), relating to 3,000,000 shares of the Company’s Common Stock, $0.01 par value per share (the “Shares”), to be issued under the Company’s 2020 Stock Incentive Plan (the “Plan”).

As counsel for the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, any original issuance Shares distributed pursuant to the Plan being registered pursuant to the Registration Statement, when issued and paid for under the Plan in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

This opinion set forth herein is limited to the laws of the State of New York and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ WIGGIN AND DANA LLP